Exhibit 99.2

Freedom Metals Acquisition Corp. Announces the Closing of $275 million Initial Public Offering

New York, NY, July 09, 2026 (GLOBE NEWSWIRE) -- Freedom Metals Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 27,500,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $275 million.

The Company’s units began trading on July 8, 2026 on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “FDMMU.” Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “FDMM” and “FDMMW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any industry, sector or geographic region. The Company’s primary focus, however, will be on target businesses in the mining and critical minerals industry. The Company’s management team is led by Peter Finan, its Chief Executive Officer, and Martin Zinny, its Chief Financial Officer. The Board also includes Bronwyn Barnes (Chairwoman), Dean Callas, Hugh Callaghan, Quinton Hennigh, and Michael Porter.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, and Clear Street LLC acted as book-running managers for the offering.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com, and from Clear Street LLC, 4 World Trade Center, 150 Greenwich Street, Floor 45, New York, NY 10007, or by email at ECM@clearstreet.io.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 7, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Freedom Metals Acquisition Corp.
3250 NE 1st Ave, Suite 305, Miami, FL 33137
Attn: Peter Finan
(o) (855) 230-7271
peter@fmacquisitioncorp.com